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EXHIBIT 10.52

                          CELTRIX PHARMACEUTICALS, INC.

                         MANAGEMENT CONTINUITY AGREEMENT


         This Management Continuity Agreement (the "Agreement") is made and entered into effective as of February 10, 1997, by and between Mary Anne Ribi ("Employee") and Celtrix Pharmaceuticals, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         The Board of Directors of the Company (the "Board") believes that, in light of the increasing difficulty in recruiting and retaining high quality senior executives, it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue her employment with the Company. The Board believes that it is imperative to provide Employee with certain benefits upon termination of Employee's employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change of Control. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants contained in this Agreement, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

         1. DEFINITIONS OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

            (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events:

               (i) OWNERSHIP. Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company
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representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities without the approval of the Board; or

               (ii) MERGER/SALE OF ASSETS. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or approval by the shareholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

            (b) CAUSE. "Cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

               (i) Employee's willful misconduct or gross negligence in performance of her duties hereunder, inducing Employee's refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause;

               (ii) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company; or

               (iii) Employee's incurable material breach of any element of the Company's Confidential Information and Assignment of Inventions Agreement, including, without limitation, Employee's theft or other misappropriation of proprietary information of the Company.

            (c) VOLUNTARY TERMINATION. "Voluntary Termination" shall mean termination by Employee of Employee's employment relationship with the Company upon the effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate her employment with the Company.
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            (d) TERMINATION FOR CAUSE. "Termination for Cause" shall mean termination by the Company of Employee's employment relationship with the Company upon determination in good faith by the Board that Cause exists for such termination.

            (e) CONSTRUCTIVE TERMINATION. "Constructive Termination" shall be deemed to occur in the event of (i)(A) a material adverse change in Employee's position causing such position to be of less stature or of less responsibility,
(B) a reduction of more than 20% of Employee's base compensation unless in connection with similar decreases of other similarly situated employees of the Company, or (C) Employee's refusal to relocate to a facility or location more than fifty (50) miles from the Company's current location if (ii) within the thirty (30) day period immediately following such event Employee elects to terminate her employment voluntarily.

            (f) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean termination of Employee's employment other than by reason of Employee's Voluntary Termination and or a Termination for Cause and including a Constructive Termination.

            (g) TERMINATION WITHOUT CAUSE. "Termination Without Cause" shall mean termination by the Company of Employee's employment relationship with the Company at any time at the Company's sole discretion without Cause.

         2. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law.

         3. CHANGE OF CONTROL.

            (a) TERMINATION UPON A CHANGE OF CONTROL. Subject to Section 4 below, if Employee's employment with the Company is terminated at any time within twenty-four months after the effective date of a Change in Control, Employee shall be entitled to receive severance benefits as follows:

               (i) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. In the event of Voluntary Termination or Termination for Cause, Employee shall not be entitled to receive payment of severance benefits. Employee's benefits will be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect of the date of termination or as otherwise determined by the Board;
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               (ii) INVOLUNTARY TERMINATION. Upon any Involuntary Termination,
Employee shall be entitled to receive the following severance benefits: (A) a lump sum payment of $79,327 (less applicable employment tax withholding), which represents thirty (30) weeks of Employee's current base salary; and (B) continuation of the Company's standard medical and dental insurance benefits under the Company's health insurance programs as provided by the Consolidated Budget Reconciliation Act of 1985 as amended ("COBRA"), with COBRA premiums being paid by the Company until the earlier of June 10, 1997 or the date Employee becomes ineligible for COBRA coverage under applicable law, provided that Employee completes the requisite forms to obtain such continued coverage. Employee agrees to execute an Agreement and Mutual Release with the Company in exchange for the payment of such severance benefits.

               (iii) TERMINATION APART FROM CHANGE OF CONTROL. In the event Employee's employment terminates for any reason, with or without Cause, either prior to the occurrence of a Change of Control or after the 24-month period following the effective date of a Change of Control, then Employee shall not be entitled to receive any payments of severance benefits under this Agreement. Employee's benefits shall be terminated under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board.

         4. EXCISE TAX PAYMENTS. In the event that any payments or benefits to be received by Employee pursuant to this Agreement would result in the imposition of an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any corresponding provisions of state income tax law, Employee shall receive whichever of (a) or (b) results in the larger dollar amount of payments or benefits (calculating such dollar amount in accordance with the principles of Section 280G of the Code), after taking into account such excise taxes: (a) that portion of the payments or benefits to be received by Employee under this Agreement which, when aggregated with any other payments treated as contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company under Section 280G(b)(2) of the Code, does not exceed 2.99 times Employee's "Base Amount" as defined in Section 280G of the Code, or (b) 100% of the payments or benefits to which Employee is entitled under this Agreement, in which event Employee shall be responsible for the payment of all such excise taxes imposed with respect to such payments or benefits. If clause (a) produces the larger payment, then each payment or benefit to
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which Employee would otherwise be entitled under this Agreement shall be proportionately reduced to the extent necessary to comply with the limitation of that subsection.

         5. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         6. TERM OF AGREEMENT. The terms of this Agreement shall terminate upon the earlier of (a) the date that all obligations of the parties have been satisfied, or (b) February 10, 1999. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

         7. MISCELLANEOUS PROVISIONS.

            (a) NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

            (b) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Company (or a permitted assignee of the Company) and Employee.

            (c) SOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this
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Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void. The parties further agree that the terms of this Agreement shall remain in effect until the date that all obligations of the parties hereunder have been satisfied.

            (d) LEGAL FEES AND EXPENSES. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

            (e) NO ASSIGNMENT OF BENEFITS. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 7(e) shall be void.

            (f) EMPLOYMENT TAXES. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

            (g) ASSIGNMENT BY COMPANY. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term "Company" when used in a section of this Agreement shall mean the corporation that actually employs Employee.

            (h) NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or as set forth below or as subsequently modified by written notice.

            (i) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
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            (j) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (k) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            (l) ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration IN SAN JOSE, CALIFORNIA in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

            (M) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.


                            [Signature Page Follows]
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         Each of the parties has executed this Agreement as of the date first above written.


CELTRIX PHARMACEUTICALS, INC.             MARY ANNE RIBI, an individual


By:________________________               _____________________________
                                          Signature
Title:_____________________